EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports First Quarter 2018 Financial Results

--  Second highest quarterly EPS in Company’s history of $2.30 increased 51.3% year-over-year
--  Record net sales of $2.76 billion increased $337.8 million, or 14.0%, year-over-year
--  Strong gross profit margin of 29.7% drove record quarterly gross profit dollars of $819.9 million
--  Repurchased $50 million of Reliance common stock

LOS ANGELES, April 26, 2018 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights

  Net sales of $2.76 billion set a new Company record, and were up 14.0% from $2.42 billion in the first quarter of 2017 and up 16.0% from $2.38 billion in the fourth quarter of 2017.
  Tons sold were a record at 1.6 million tons, up 3.6% from the first quarter of 2017 and up 10.0% from the fourth quarter of 2017, with the average selling price per ton sold up 10.3% from the first quarter of 2017 and up 5.6% from the fourth quarter of 2017.
  Gross profit dollars were a record $819.9 million with a gross profit margin of 29.7%, compared to 29.8% in the first quarter of 2017 and 28.6% in the fourth quarter of 2017. FIFO gross profit margin was 30.6%, compared to 30.2% in the first quarter of 2017 and 28.7% in the fourth quarter of 2017.
  Net income attributable to Reliance was $169.0 million, compared to $111.7 million in the first quarter of 2017 and $301.4 million in the fourth quarter of 2017. Net income attributable to Reliance in the fourth quarter of 2017 included a provisional/one-time income tax benefit of $207.3 million as a result of the December 2017 Tax Cuts and Jobs Act (“Tax Reform”).
  Earnings per diluted share were $2.30, compared to $1.52 in the first quarter of 2017 and $4.09 in the fourth quarter of 2017. Excluding the impact of Tax Reform, earnings per diluted share were $1.28 for the fourth quarter of 2017.
  Non-GAAP earnings per diluted share were $2.30, up 51.3% from $1.52 in the first quarter of 2017 and up 88.5% from $1.22 in the fourth quarter of 2017.
  The effective tax rate was 24.0%, compared to 32.7% in the first quarter of 2017 and 20.0%, excluding the impact of Tax Reform, in the fourth quarter of 2017.
  Cost of sales includes a pre-tax net LIFO inventory valuation charge, or expense, of $25.0 million in the first quarter of 2018, compared to $10.0 million in the first quarter of 2017 and $4.5 million in the fourth quarter of 2017.
  Cash flow from operations was $13.3 million in the first quarter of 2018 and net debt-to-total capital was 28.6% at March 31, 2018.
  Reliance repurchased $50.0 million of its common stock, or 0.6 million shares, at an average cost of $84.38 per share during the first quarter of 2018, and $25.0 million in the fourth quarter of 2017.
  A quarterly cash dividend of $0.50 per share was declared on April 25, 2018 for stockholders of record as of May 25, 2018 and will be payable on June 15, 2018.

Management Commentary
“The positive pricing and demand fundamentals experienced in the fourth quarter of 2017 continued through the first quarter of 2018, with pricing momentum building throughout the quarter.  This resulted in record quarterly sales of $2.76 billion, driven by higher selling prices and record volume of 1.6 million tons sold.  Our strong gross profit margin of 29.7% along with our record sales generated the highest quarterly gross profit dollars in our Company’s history of $819.9 million,” said Gregg Mollins, President and Chief Executive Officer of Reliance. “Continued strong execution by our managers in the field, supported by the positive business environment, produced the second highest quarterly earnings in our Company’s history of $2.30 per diluted share, exceeding our expectations. If not for the benefit from Tax Reform in the fourth quarter of 2017, our earnings per diluted share of $2.30 in the first quarter of 2018 would have been our highest on record.”

Mr. Mollins continued, “The metal pricing environment remained very strong throughout the quarter, resulting in a 5.6% increase in our average selling price compared to the fourth quarter of 2017, near the high-end of our expected range of 4% to 6%. Strong demand, along with anticipated Section 232 actions, drove higher metal pricing on nearly every product we sell. We experienced a limited amount of pre-buying activity from certain of our customers as a result of the rapid price increases throughout the quarter and concern about metal availability. This pre-buying, coupled with improved demand and the normal seasonal increase in shipping volume during the first quarter, drove a 10.0% increase in our tons sold compared to the fourth quarter of 2017, exceeding the high-end of our expected range by 2%.”

Mr. Mollins concluded, “We are extremely proud of the performance by our managers in the field. Their strong execution resulted in our third highest quarterly pre-tax income dollars ever of $225.2 million, surpassed only by our pre-tax income levels in 2008. We remain encouraged by the positive pricing momentum and improved demand environment. While there is still some uncertainty in the market, we are confident in our ability to maximize opportunities in the current environment with a focus on further increasing value to our stockholders.”

First Quarter 2018 Business Metrics
(tons in thousands; percentage change)
	Q1 2018	Q4 2017	Sequential Quarter Change	Q1 2017	Year-Over- Year Change
Tons sold	1,595.7	1,451.0	10.0%	1,540.4	3.6%
Tons sold (same-store)	1,593.7	1,449.6	9.9%	1,540.4	3.5%
Average selling price per ton sold	$1,724	$1,632	5.6%	$1,563	10.3%
Average selling price per ton sold (same-store)	$1,719	$1,628	5.6%	$1,563	10.0%

First Quarter 2018 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q1 2018 Tons Sold	Q4 2017 Tons Sold	Sequential Quarter Change	Q1 2017 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,271.8	1,158.8	9.8%	1,235.5	2.9%	6.3%	10.5%
Aluminum	98.3	86.9	13.1%	92.7	6.0%	3.3%	7.3%
Stainless steel	86.1	75.6	13.9%	79.8	7.9%	1.9%	7.6%
Alloy	59.5	53.5	11.2%	56.3	5.7%	3.2%	10.1%

	Sales ($'s in millions; percentage change)
	Q1 2018 Sales	Q4 2017 Sales	Sequential Quarter Change	Q1 2017 Sales	Year-Over- Year Change
Carbon steel	$1,461.2	$1,252.8	16.6%	$1,285.5	13.7%
Aluminum	$550.2	$470.7	16.9%	$483.1	13.9%
Stainless steel	$403.2	$347.7	16.0%	$347.3	16.1%
Alloy	$169.0	$147.4	14.7%	$145.3	16.3%

End Market Commentary
Improved demand, a limited amount of customer pre-buying as a result of announced tariffs, and normal seasonal patterns increased Reliance’s shipments by 10% in the first quarter of 2018 compared to the fourth quarter of 2017, resulting in record quarterly volume of 1.6 million tons sold. Reliance continues to benefit from its strategy of serving a broad spectrum of diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis.

  Aerospace demand remains strong, and continues to be one of the Company’s top-performing end markets. Reliance maintains its positive outlook for aerospace as build rates and the backlog for orders of commercial planes continues to improve. Reliance expects to continue growing its market share in aerospace given its increased exposure to the defense market and international expansion activities.
  Automotive demand also remains strong. Reliance services the automotive market mainly through its toll processing operations in the U.S. and Mexico. Reliance maintains its positive outlook for this market as the usage of aluminum in the automotive industry continues to rise. Reliance is well positioned to continue increasing its processing capacity through the Company’s recent investments in new facilities and equipment.
  Non-residential construction demand, including infrastructure, continues to steadily improve. Reliance remains optimistic that the Administration’s stated focus on infrastructure spending will help strengthen demand in this market. Reliance is well positioned to absorb increased volume into its existing facilities and cost structure as this important end market improves.
  Heavy industry demand continues to strengthen, with Reliance experiencing ongoing improvements in activity in the industrial equipment markets, primarily related to construction and agricultural equipment.
  Energy (oil and gas) demand continues to gradually recover for the products Reliance sells into this end market. Rig counts and drilling activity continue to progress and completion activity is gaining strength. Reliance expects to see quoting and overall activity in this market continue to gain traction.

Balance Sheet & Liquidity
Reliance ended the first quarter of 2018 with total debt outstanding of $2.06 billion, for a net debt-to-total capital ratio of 28.6%. The Company had $757.1 million available for borrowings on its $1.5 billion revolving credit facility at March 31, 2018.

“We are extremely pleased with our financial performance in the first quarter of 2018,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Our strong gross profit margin coupled with the higher pricing and demand environment drove increased earnings that generated positive cash flow from operations of $13.3 million. We typically use cash from operations to build our working capital during the first half of the year, however, our strong execution generated cash from operations.  In the first quarter, we completed an acquisition, invested $41.8 million in capital expenditures, paid $38.5 million in dividends and repurchased $50.0 million of our stock.  Our balance sheet remains healthy and enables us to continue executing on our growth and stockholder return activities.”

Acquisition of DuBose National Energy Services, Inc. and DuBose National Energy Fasteners & Machined Parts, Inc.
As previously announced, effective March 1, 2018, Reliance acquired all of the issued and outstanding capital stock of DuBose National Energy Services, Inc. (“DuBose Energy”) in Clinton, North Carolina and its affiliate, DuBose National Energy Fasteners & Machined Parts, Inc. (“DuBose Fasteners”) in Cleveland, Ohio.  DuBose Energy and DuBose Fasteners specialize in global fabrication, supply and distribution of metal and metal products to the nuclear industry, including utilities, component manufacturers and contractors. The DuBose acquisition aligns with Reliance’s growth strategy of acquiring niche businesses that provide specialty products with high levels of value-added processing at attractive returns. For the fiscal year ended June 30, 2017, the DuBose companies’ combined net sales were $36.3 million.

Stockholder Return Activity
On April 25, 2018, the Board of Directors declared a quarterly cash dividend of $0.50 per share of common stock, payable on June 15, 2018 to stockholders of record as of May 25, 2018. Reliance has paid regular quarterly dividends for 59 consecutive years and has increased the dividend 25 times since its 1994 IPO, including the 11.1% increase effective in the first quarter of 2018.

During the three months ended March 31, 2018, the Company repurchased $50.0 million of its common stock under its existing share repurchase program at an average cost of $84.38 per share. The Company did not repurchase any shares of its common stock in the first quarter of 2017 and repurchased $25.0 million in the fourth quarter of 2017. At March 31, 2018, approximately 7.5 million shares remained available for repurchase under the Company’s share repurchase program. Reliance expects to continue opportunistically repurchasing shares of its common stock going forward.

Business Outlook
Reliance management remains optimistic in regard to business activity levels in the second quarter of 2018 and anticipates that the end markets in which the Company operates will continue to improve, although shipment levels are expected to be impacted by the pre-buying activity that occurred in the first quarter. As a result, the Company estimates tons sold will be down 1% to up 1% in the second quarter of 2018 compared to the first quarter of 2018. Reliance management also believes that pricing fundamentals will remain strong. Accordingly, the Company expects its average selling price for the second quarter to be up 5% to 8% compared to the first quarter of 2018. As a result, management currently expects earnings per diluted share to be in the range of $2.60 to $2.70 for the second quarter of 2018.

Conference Call Details
A conference call and simultaneous webcast to discuss the first quarter 2018 financial results and business outlook will be held today, April 26, 2018 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13678113. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, May 10, 2018 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13678113. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 40 states and thirteen countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2017, Reliance’s average order size was $1,740, approximately 48% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-540

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months
	Ended March 31,
	2018	2017
Income Statement Data:

Net sales	$2,757.1	$2,419.3
Gross profit[1]	819.9	721.6
Operating income	246.4	190.2
Pre-tax income	225.2	168.5
Net income attributable to Reliance	169.0	111.7
Diluted earnings per share attributable to
Reliance stockholders	$2.30	$1.52
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[2]	$2.30	$1.52
Weighted average shares outstanding –
diluted	73,450,365	73,415,365
Gross profit margin[1]	29.7%	29.8%
Operating income margin	8.9%	7.9%
Pre-tax income margin	8.2%	7.0%
Net income margin – Reliance	6.1%	4.6%
Cash dividends per share	$0.50	$0.45

	March 31,	December 31,
	2018	2017*
Balance Sheet and Other Data:

Current assets	$3,437.6	$3,051.3
Working capital	2,563.5	2,347.6
Property, plant and equipment, net	1,654.3	1,656.3
Total assets	8,147.9	7,751.0
Current liabilities	874.1	703.7
Long-term debt	1,947.1	1,809.4
Total Reliance stockholders’ equity	4,750.5	4,667.1
Capital expenditures (year-to-date)	41.8	161.6
Cash provided by operations (year-to-date)	13.3	399.0
Net debt-to-total capital[3]	28.6%	27.2%
Return on Reliance stockholders' equity[4]	15.8%	14.8%
Current ratio	3.9	4.3
Book value per share[5]	$65.71	$64.29

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales.  About half of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales.  Therefore, our cost of sales is substantially comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 See accompanying Non-GAAP earnings and adjusted gross profit reconciliation.
3 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
4 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
5 Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	March 31,	December 31,
	2018	2017*
ASSETS
Current assets:
Cash and cash equivalents	$145.4	$154.4
Accounts receivable, less allowance for doubtful accounts of $18.4 at March 31, 2018 and $15.5 at December 31, 2017	1,323.7	1,087.3
Inventories	1,902.9	1,726.0
Prepaid expenses and other current assets	65.6	80.7
Income taxes receivable	—	2.9
Total current assets	3,437.6	3,051.3
Property, plant and equipment:
Land	229.5	229.7
Buildings	1,106.6	1,095.3
Machinery and equipment	1,765.4	1,738.6
Accumulated depreciation	(1,447.2)	(1,407.3)
Property, plant and equipment, net	1,654.3	1,656.3

Goodwill	1,850.4	1,842.6
Intangible assets, net	1,115.5	1,112.1
Cash surrender value of life insurance policies, net	44.3	47.8
Other assets	45.8	40.9
Total assets	$8,147.9	$7,751.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$483.9	$346.7
Accrued expenses	91.5	83.6
Accrued compensation and retirement costs	108.4	139.3
Accrued insurance costs	48.3	42.1
Current maturities of long-term debt and short-term borrowings	101.2	92.0
Income taxes payable	40.8	—
Total current liabilities	874.1	703.7
Long-term debt	1,947.1	1,809.4
Long-term retirement costs	87.0	85.4
Other long-term liabilities	14.3	11.8
Deferred income taxes	441.8	440.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,342,804 at March 31, 2018 and 72,609,540 at December 31, 2017	549.1	594.6
Retained earnings	4,275.9	4,144.1
Accumulated other comprehensive loss	(74.5)	(71.6)
Total Reliance stockholders’ equity	4,750.5	4,667.1
Noncontrolling interests	33.1	32.8
Total equity	4,783.6	4,699.9
Total liabilities and equity	$8,147.9	$7,751.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017

Net sales	$2,757.1	$2,419.3

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,937.2	1,697.7
Warehouse, delivery, selling, general and administrative	519.4	476.2
Depreciation and amortization	54.1	55.2
	2,510.7	2,229.1

Operating income	246.4	190.2

Other expense:
Interest expense	19.3	17.3
Other expense, net	1.9	4.4
Income before income taxes	225.2	168.5
Income tax provision	54.1	55.1
Net income	171.1	113.4
Less: Net income attributable to noncontrolling interests	2.1	1.7
Net income attributable to Reliance	$169.0	$111.7

Earnings per share attributable to Reliance stockholders:
Diluted	$2.30	$1.52
Basic	$2.32	$1.53

Cash dividends per share	$0.50	$0.45

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Net income	$171.1	$113.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	54.1	55.2
Deferred income tax provision	1.1	0.2
Gain on sales of property, plant and equipment	(0.1)	(3.9)
Stock-based compensation expense	6.4	5.5
Other	3.0	4.0
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(230.6)	(186.7)
Inventories	(169.8)	(146.5)
Prepaid expenses and other assets	15.9	9.2
Accounts payable and other liabilities	162.2	128.9
Net cash provided by (used in) operating activities	13.3	(20.7)

Investing activities:
Purchases of property, plant and equipment	(41.8)	(34.1)
Acquisitions, net of cash acquired	(39.6)	(1.3)
Other	4.1	3.4
Net cash used in investing activities	(77.3)	(32.0)

Financing activities:
Net short-term debt borrowings (repayments)	1.0	(3.8)
Proceeds from long-term debt borrowings	398.0	339.0
Principal payments on long-term debt	(253.7)	(242.1)
Dividends and dividend equivalents paid	(38.5)	(33.7)
Exercise of stock options	2.8	2.8
Share repurchases	(49.3)	—
Other	(5.4)	(1.8)
Net cash provided by financing activities	54.9	60.4
Effect of exchange rate changes on cash and cash equivalents	0.1	3.3
(Decrease) increase in cash and cash equivalents	(9.0)	11.0
Cash and cash equivalents at beginning of year	154.4	122.8
Cash and cash equivalents at end of period	$145.4	$133.8

Supplemental cash flow information:
Interest paid during the period	$9.0	$8.1
Income taxes paid during the period, net	$9.0	$3.0

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2018	2017	2017	2018	2017	2017

Net income attributable to Reliance	$169.0	$301.4	$111.7	$2.30	$4.09	$1.52
Tax reform	—	(207.3)	—	—	(2.81)	—
Net income attributable to Reliance excluding the impact of tax reform	169.0	94.1	111.7	2.30	1.28	1.52
Non-recurring settlement gains	—	—	2.8	—	—	0.04
Impairment and restructuring charges (credits)	—	1.7	(0.1)	—	0.02	—
Income tax benefit related to above items	—	(0.7)	(1.0)	—	(0.01)	(0.01)
Gain related to sales of non-core assets	—	(0.6)	(3.3)	—	(0.01)	(0.04)
Income tax (benefit) expense related to sales of non-core assets	—	(4.5)	1.2	—	(0.06)	0.01
Non-GAAP net income attributable to Reliance	$169.0	$90.0	$111.3	$2.30	$1.22	$1.52

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Gross profit - LIFO	$819.9	$678.6	$721.6
Net LIFO/LCM expense	25.0	4.5	10.0
Gross profit - FIFO	844.9	683.1	731.6
Restructuring credits	—	—	(0.2)
Adjusted gross profit - FIFO	$844.9	$683.1	$731.4

Gross profit margin - LIFO	29.7%	28.6%	29.8%
Net LIFO/LCM expense as a % of sales	0.9%	0.1%	0.4%
Gross profit margin - FIFO	30.6%	28.7%	30.2%
Restructuring credits as a % of sales	—	—	—
Adjusted gross profit margin - FIFO	30.6%	28.7%	30.2%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include net tax benefit from tax reform, pension settlement charges, settlement gains, impairment and restructuring charges (credits) related to certain of the Company's energy-related businesses and the closure or sale of some of its locations, and gain on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.